Exhibit 10.3

March 22, 2012

Lewis Chew

Dear Lewis,

It is my distinct pleasure to confirm to you our offer to join Dolby Laboratories, Inc. (“Dolby”) as Executive Vice President and Chief Financial Officer, reporting to me. We are planning for you to assume the EVP and CFO roles on June 4, 2012 but will inform you if a different date is determined.

Your annualized starting base salary will be $435,000, payable bi-weekly (in accordance with our 9/80 work schedule) and subject to applicable tax withholdings.

Subject to the commencement of your employment in the EVP and CFO roles you will receive one-time new hire stock option and restricted stock unit (RSU) awards under the Dolby Laboratories, Inc. 2005 Stock Plan (the “Plan”) as follows: (i) an option to purchase 168,075 shares of Dolby's Class A common stock and (ii) 39,050 RSUs. The awards will have an effective date of the 15th day (or the next business day if the 15th day is not a business day) of the calendar month on or following the date you assume the EVP and CFO roles. For example, if you assume the EVP and CFO roles on June 4, 2012, your awards will be granted effective June 15, 2012. The options will have an exercise price equal to the fair market value of the Class A common stock as of the close of the market on the date of grant. The options and RSUs are also subject to the standard terms and conditions of the Plan and the execution of the award agreements.

You are eligible to participate in the Dolby Executive Annual Incentive Plan (“Executive Plan”) for the fiscal year ending September 2012. You are eligible to receive an Executive Plan target award of sixty-five percent (65%) of your annual base salary at the end of the fiscal year. This target award is based on the successful completion of company performance objectives and your individual performance. Subject to your continued employment with Dolby, your first incentive target payout (if any) of the Executive Plan would be in December 2012 for the fiscal year ended September 2012, with the payout prorated to reflect your partial fiscal year service in the EVP and CFO roles and any part-time service as described below.

Performance and Development Evaluations are completed annually by December. You will first be eligible for a merit increase in January 2013 after your focal review.

As a full-time employee of Dolby, you will be eligible to participate in our comprehensive benefits program. As part of your benefits package, you will initially accrue Personal Time Off (PTO) at a rate of 4.62 hours per full pay period (120 hours per year). Additionally, you will receive 40 hours per year, up to a maximum of 120 hours, in a Reserve Illness Account (RIA) on January 1st (a prorated number of hours will be added for calendar 2012 upon hire). You will also be eligible for Dolby's designated paid holidays.

You will be eligible to enroll in Dolby's health plan(s) on the first day of your employment as a full-time employee. You will also be eligible to participate in our 401(k) Plan (the “Dolby Laboratories, Inc. Retirement Plan”) as soon as administratively feasible following your date of hire.

Beginning March 27, 2012, you will begin your employment with Dolby on a part-time basis and in a non-executive officer role. During this period of time you will receive a prorated portion of your annual base salary commensurate with your part-time work schedule and will accrue PTO at a rate adjusted for your part-time service. Additionally, during this part-time employment period, you will be eligible to receive company-sponsored benefits that are generally available to part-time employees, as defined by company policy.

The employment relationship between you and Dolby is one of employment "at-will" with either party having the right to terminate the relationship at any time, with or without cause. Our employment at-will relationship can only be modified by a written agreement signed by Dolby's President.

By signing this offer of employment as set forth below you acknowledge that this offer of employment is contingent upon completion of the four factors noted below prior to or on your first day of employment. The documents noted in factors #1 & #2 will be sent to you electronically.

1.	That you execute a Confidential Information and Invention Assignment Agreement upon acceptance of our offer of employment.

2.	That you sign the Acknowledgement of Receipt Form to acknowledge that you have received and read the following:

a.	Dolby Laboratories, Inc. Code of Business Conduct and Ethics (the “Code”);

b.	Dolby Laboratories, Inc. Insider Trading Policy (the “Insider Trading Policy”);

c.	Dolby Laboratories, Inc. Foreign Corrupt Practices Act Policy (the “FCPA Policy”); and

d.	Dolby Laboratories, Inc. Policy Regarding Reporting of Financial and Accounting Concerns (the “Policy Regarding Reporting of Financial and Accounting Concerns”

3.
On your first day of employment, you produce documentation that verifies your eligibility to be legally employed in the United States. This documentation generally consists of any combination of documents listed on the enclosed Employment Eligibility Verification (I-9) Form. This documentation must be presented to us on your first working day. As needed, Dolby will sponsor non-immigrant visas for you and your dependents to the extent of your eligibility.

4.	That there have been no material changes to the information we have previously verified in our background check or to the responses you previously supplied in the officer questionnaire.

This offer of employment supersedes all prior offers, both oral and written and is the complete understanding of our offer of employment to you.

We feel that you can make a significant contribution to the growth and future of Dolby and we look forward to welcoming you to our team!

Sincerely,

/s/ Kevin Yeaman

Kevin Yeaman,
President & Chief Executive Officer

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I have read, understand, and accept the offer of employment as stated above:

/s/ Lewis Chew _____________________        March 23, 2012________________________
Lewis Chew                            Date